Exhibit 1.2

The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

(Securities code: 3198)

April 30, 2026

(Start date of measures for electronic provision: April 27, 2026)

To Shareholders with Voting Rights:

Makoto Sato
Representative Director and President
SFP Holdings Co., Ltd.
2-24-7 Tamagawa, Setagaya-ku, Tokyo, Japan

NOTICE OF

THE 16TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the 16th Annual General Meeting of Shareholders of SFP Holdings Co., Ltd. (the “Company”) will be held as described below.

In convening this General Meeting of Shareholders, the Company has taken measures to electronically provide the information contained in the Reference Documents for the General Meeting of Shareholders, etc. (matters subject to electronic provision), and has posted these matters on the Company’s website as “Notice of the 16th Annual General Meeting of Shareholders.” Please go to the Company’s website below to check this information.

The Company’s website: https://www.sfpdining.jp/ (only available in Japanese)

Matters subject to electronic provision are also posted on the website of Tokyo Stock Exchange, Inc. (TSE) Please go to the TSE website below (Listed Company Search), enter and search for either “SFP” in the “Issue name (company name)” field or “3198” in the “Code” field, and then select “Basic information,” followed by “Documents for public inspection/PR information” in order to view the information provided.

TSE website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

In lieu of attending the meeting in person, you can exercise your voting rights via the internet or in writing. Please review the Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 7:00 p.m. on Wednesday, May 20, 2026 (Japan time).

1.	Date and Time:	Thursday, May 21, 2026 at 10:00 a.m. Japan time (Reception will start at 9:00 a.m.)

2.	Place:	Kawasaki Convention Hall 2nd floor, Park City Musashikosugi The Garden Towers East 2-276-1 Kosugimachi, Nakahara-ku, Kawasaki-shi, Kanagawa, Japan

3.	Meeting Agenda:
	Matters to be reported:	1.	The Business Report and Consolidated Financial Statements for the Company’s 16th Fiscal Year (March 1, 2025–February 28, 2026) and results of audits by the Accounting Auditor and the Audit and Supervisory Committee of the Consolidated Financial Statements
		2.	Non-consolidated Financial Statements for the Company’s 16th Fiscal Year (March 1, 2025–February 28, 2026)

Proposals to be resolved:
	Proposal 1:	Approval of an absorption-type merger agreement between the Company and create restaurants holdings inc.
	Proposal 2:	Election of Three (3) Directors (excluding Directors who serve as Audit and Supervisory Committee Members)
	Proposal 3:	Election of Three (3) Directors who serve as Audit and Supervisory Committee Members

Please note that no souvenir is prepared for shareholders attending the meeting. We appreciate your understanding.

When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.

In the event of any modification to matters subject to electronic provision, the details of the modification will be posted on the respective websites.

Proposals and Matters for Reference

Proposal No. 1	Approval of Absorption-type Merger Agreement Between the Company and create restaurants holdings inc.

The Company resolved at a meeting of its Board of Directors held on April 14, 2026 to implement an absorption-type merger (the “Merger”) with create restaurants holdings inc. (“CRH”; together with the Company, the “Companies”) as the surviving company and the Company as the disappearing company, and entered into an absorption-type merger agreement with CRH (the “Merger Agreement”) on the same date.

This proposal requests the approval of the Merger Agreement.

Proposal No. 2	Appointment of Three Directors (excluding Directors also serving as Audit & Supervisory Committee Members)

The terms of office for all (three) Directors (excluding Directors also serving as Audit & Supervisory Committee Members; hereinafter the same in this proposal) will expire at the conclusion of this meeting, and therefore the appointment of three new Directors is proposed.

The candidates for Director are as follows.

Candidate no.		Name	Current Position and Responsibilities in the Company	Number of Board Meetings Attended
1	Reappointment	Makoto Sato	President	17 / 17 (100％)
2	Reappointment	Akihiro Kimura	Managing Director Responsible for the Management Department	13 / 13 (100％)
3	Reappointment	Hiroshi Kato	Managing Director	17 / 17 (100％)

Proposal No. 3	Appointment of Three Directors Serving as Audit & Supervisory Committee Members

The terms of office of Directors Yukari Takami, Norihiro Kakita, and Yusuke Ishii, who also serve as Audit & Supervisory Committee Members, will expire at the conclusion of this meeting, and therefore the appointment of three new Directors who will also serve as Audit & Supervisory Committee Members is proposed.

The consent of the Audit & Supervisory Committee has been obtained with regard to this proposal.

The candidates for Director who will also serve as Audit & Supervisory Committee Members are as follows.

Candidate no.			Name	Current Position and Responsibilities in the Company	Number of Board Meetings Attended	Number of Audit & Supervisory Committee Meetings Attended
1	Reappointment	Outside Independent	Yukari Takami	Director (Audit & Supervisory Committee Member)	17 / 17 (100％)	12 / 12 (100％)
2	Reappointment	Outside Independent	Norihiro Kakita		17 / 17 (100％)	12 / 12 (100％)
3	Reappointment		Yusuke Ishii		17 / 17 (100％)	12 / 12 (100％)

Proposals and Matters for Reference

Proposal No. 1	Approval of Absorption-type Merger Agreement Between the Company and create restaurants holdings inc.

The Company resolved at a meeting of its Board of Directors held on April 14, 2026 to implement an absorption-type merger (the “Merger”) with create restaurants holdings inc. (“CRH”; together with the Company, the “Companies”) as the surviving company and the Company as the disappearing company, and entered into an absorption-type merger agreement between the Companies (the “Merger Agreement”) on the same date.

This proposal requests the approval of the Merger Agreement.

The effective date of the Merger is scheduled for July 1, 2026, and if this proposal is approved, the common shares of the Company are expected to be delisted on June 29, 2026 (the last trading day is scheduled to be June 26, 2026), in accordance with the delisting criteria of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”).

The reasons for implementing the Merger, an overview of the content of the Merger Agreement, and other matters relating to this proposal are detailed below.

1.	Reasons for Implementing the Merger

(1) Background to the Merger

CRH was founded in May 1999, and under the group mission of “Unlimited Excitement! Welcome diversity, Collaborate to Create, Surprise the world,” it operates a restaurant business both in Japan and overseas as a corporate group that grows sustainably together with its 26 consolidated subsidiaries (the “Create Restaurants Group”), aiming to contribute to enriching dietary lifestyles. In April 2025, CRH formulated the “Medium-Term Management Plan - Group Federal Management 2.0 – “, covering the five-year period through the fiscal year ending February 2030, positioning this period as “five years for solving essential issues.” Under this plan, CRH is pursuing growth strategies such as the evolution of essential values by refining cuisine, service, and locations, synergetic M&As, and the expansion of overseas operations, further evolving its “Multi-brand / Multi-location Strategy” and “Group Federal Management,” which are the core of the group strategy.

The Company was founded in April 1984, and with the management philosophy of “endless pursuit of ‘specialization’ in the upcoming trends,” it creates and develops brands such as “Isomaru Suisan,” “Toriyoshi Shoten,” and “Gonogo” through its subsidiaries SFP Dining Co., Ltd., Joh Smile Corporation, and CLOOC DINING CO., LTD., in order to provide customers with relaxing dining spaces created by a commitment to taste without being swayed by trends. The Company was listed on the Second Section of the Tokyo Stock Exchange in 2014, assigned to the First Section in 2019, and then moved from the First Section to the Prime Market in 2022 following the revision of the market segments of the Tokyo Stock Exchange.

Since CRH acquired shares of the Company (formerly SFP Dining Co., Ltd.) and made it a consolidated subsidiary in April 2013, the Companies have jointly implemented various initiatives to improve corporate value by utilizing the experience and expertise cultivated by both parties. In particular, since 2020, the Companies have sequentially established three joint ventures responsible for shared service functions for corporate operations such as accounting and human resources, purchasing planning functions, and store design and construction planning functions, respectively, in an effort to improve management efficiency.

Currently, the restaurant industry, after a period of recovery from the COVID-19 pandemic, is facing structural challenges such as labor shortages, soaring raw material and energy prices, rising construction costs, and the selection of restaurants by consumers due to diversifying preferences. In the izakaya (Japanese-style pub) industry in particular, it is an urgent task to respond to environmental changes such as the shift away from alcohol among young people, the slow recovery of demand in the late-night hours, and the selection of brands. Furthermore, regarding the governance of listed subsidiaries, there is a growing movement demanding the strengthening of response measures for the risk of structural conflicts of interest. With the publication of the “Practical Guidelines for Group Governance Systems” by the Ministry of Economy, Trade and Industry in June 2019 and the re-revision of the Corporate Governance Code in June 2021, various responses are required regarding the fairness and transparency of the governance of listed subsidiaries, which has also increased economic and administrative burdens.

(2) Purpose of the Merger

Under these circumstances described in “(1) Background to the Merger” above, while the Companies are operating as independent listed companies, CRH faces difficulties in making optimal and prompt decisions regarding the allocation of management resources, as it requires careful consideration of the interests of the Company’s minority shareholders. To consolidate management resources such as human resources, information, know-how, and funds possessed by the Companies more than ever before, and to respond flexibly to the rapidly changing market environment and realize further growth as a unified Create Restaurants Group, the Companies have come to the conclusion that the best approach is to merge CRH and the Company, integrate their holding company functions, and establish a flexible and prompt decision-making system.

In considering the Merger and conducting discussions and negotiations with CRH, In view of the fact that CRH is the Company’s parent company with a 58.92% ownership ratio of the Company shares, and that the Merger falls under a kind of transaction in which issues of structural conflicts of interest and issues of information asymmetry are typically present, as part of the measures for ensuring prudent decision-making by the Company as pertains to the Merger, for eliminating arbitrariness and possible conflicts of interest in the decision-making processes of the Company’s Board of Directors, and for ensuring the fairness of those processes,, the Company positioned a special committee (the “Special Committee”) as an advisory body for the Merger, consisting of members independent of CRH, the Company, and the Merger, and established a framework for considering the Merger, including the appointment of external experts, as described in “d. Measures to ensure fairness (including measures to avoid conflicts of interest)” in “1) Details of allotment related to the Merger” in “(A) Matters concerning appropriateness of the number of shares to be delivered at time of the Merger” in “(1) Matters concerning appropriateness of the consideration for the merger (Article 182, Paragraph 1 (i) and Paragraph 3 of the Regulations for Enforcement of the Companies Act)” of “3. Overview of the Content of the Matters Stipulated in Article 182, Paragraph 1 of the Regulations for Enforcement of the Companies Act (excluding (v) and (vi))” below.

Subsequently, CRH and the Company continued to consider the Merger and held repeated discussions and negotiations. As a result, the Companies have determined that the Merger is expected to enable the implementation of the following measures and the realization of synergies that could not be sufficiently achieved under the current capital relationship.

1) Efficiency of management resources through the integration of holding company functions

By integrating the holding company functions of CRH and the Company, which had been difficult to promote from the perspective of maintaining the Company’s independence, the Companies believe it will be possible to improve the efficiency of management resources. This includes aggregating overlapping headquarters functions, reducing listing maintenance costs, and enabling the agile management of funds within the group. Furthermore, through the optimal allocation of human resources and funds created by these measures, the Companies believe they will be able to more promptly and proactively execute growth strategies, such as enhancing the value of existing brands and pursuing new M&A opportunities.

2) Activation of human capital

For the human resources responsible for the Company’s headquarters functions, it will be possible to establish an environment where they can engage in broader and more diversified practical operations. These include tasks that were limited under the previous management structure, such as the overall management of domestic and overseas subsidiaries, overseas business operations, International Financial Reporting Standards (IFRS) operations, and the execution of domestic and overseas M&A and PMI (Post-Merger Integration) operations. Through these measures, the Companies intend to support the enhancement of employee expertise and diversified career paths while simultaneously strengthening the management foundation of the Create Restaurants Group.

3) Further deepening of “Group Federal Management” through the concentration of management resources

By concentrating information, human resources, and know-how possessed not only by CRH and the Company but also by the subsidiaries of Companies, the Companies believe it will be possible to implement various initiatives. These include further promoting new store openings through the centralization of property information, facilitating the acquisition of corporate and group customers including inbound tourists, sharing digital marketing know-how such as official apps, further promoting the commonization of purchasing, and strengthening support systems for the recruitment and management of human resources, including foreign national employees. Furthermore, by utilizing the track record and know-how of store openings in commercial facilities such as food courts, expansion capabilities in regional cities and overseas, business format development capabilities, and store operation know-how possessed by CRH and its subsidiaries, the Companies will promote the expansion of new store openings for highly unique brands such as “Isomaru Suisan” operated by the Company’s subsidiaries, as well as improve the profitability of existing stores. The Companies believe these measures will not only contribute to the improvement of CRH’s consolidated earnings but also to the sustainable growth of the entire Create Restaurants Group, the maximization of group synergies, and the deepening of “Group Federal Management”.

Regarding the method of business integration, since both CRH and the Company currently operate under a holding company structure, the Companies concluded that a method to make the Company a wholly owned subsidiary through a tender offer or a share exchange would result in the continued existence of two holding companies. This would not achieve cost efficiencies and would impair the flexibility and speed of decision-making, which would not align with the improvement of corporate value. Furthermore, realizing the synergies described above requires many practical procedures, such as the sharing of know-how between the two companies and the unification of decision-making processes and management systems within the group. The Companies determined that integration through a merger would enable the earlier realization of synergies and contribute more to the improvement of corporate value than promoting integration after making the Company a wholly owned subsidiary through a tender offer or a share exchange. In addition, since the Company will be delisted through the Merger, the Companies considered the potential disadvantages expected from delisting, such as the impact on minority shareholders and the securing of fund-raising methods for the Company. However, regarding funding needs, CRH’s group finance can serve as an alternative to fund-raising from the stock market. Furthermore, the Companies believe they can provide the Company shareholders with the opportunity to enjoy shareholder returns, such as potential increases in CRH’s share price, dividends, and shareholder benefit programs, through the delivery of CRH common shares (the “CRH Shares”) as consideration for the Merger.

Based on the above points, and as a result of careful consideration by Companies, CRH and the Company reached a mutual understanding that the Merger will contribute to the improvement of the corporate value of the entire Create Restaurants Group and will be beneficial to the shareholders of both CRH and the Company. Accordingly, the Companies decided to implement the Merger at their respective meetings of the Board of Directors held on April 14, 2026 and entered into the Merger Agreement.

2.	Overview of the Content of the Merger Agreement

For the content of the Merger Agreement that was entered into on April 14, 2026 between the Company and CRH, see the Attachment “Absorption-type Merger Agreement”.

3.	Overview of the Content of the Matters Stipulated in Article 182, Paragraph 1 of the Regulations for Enforcement of the Companies Act (excluding (v) and (vi))

(1) Matters concerning appropriateness of the consideration for merger (Article 182, Paragraph 1 (i) and Paragraph 3 of the Regulations for Enforcement of the Companies Act)

(A) Matters concerning appropriateness of the number of shares to be delivered at time of the Merger

1) Details of allotment related to the Merger

	CRH (surviving company)	The Company (disappearing company)
Allotment ratio related to the Merger	1	3.2
Number of shares to be issued resulting from the Merger	Common shares of CRH: 29,976,438 shares (planned)

(Note 1) Allotment ratio related to the Merger (the “Merger Ratio”)

CRH will allot and deliver 3.2 shares of CRH for each share of the Company. Note, however, that no allocation of shares through the Merger will be performed for the Company shares held by CRH and the treasury shares held by the Company as of the Reference Time (as defined below). Furthermore, the Merger Ratio described in the table above may be changed upon agreement through consultation between the Companies in the event of any material change to the various conditions upon which the calculation is based.

(Note 2) Number of CRH Shares to be delivered through the Merger: 29,976,438 common shares (planned)

In connection with the Merger, CRH expects to allot and deliver the number of CRH Shares calculated based on the Merger Ratio to the shareholders of the Company (excluding CRH and the Company) at the time immediately preceding the effective date of the Merger (the “Reference Time”) in exchange for the shares of the Company shares they hold. CRH expects to newly issue all CRH Shares to be delivered through the Merger.

The number of shares to be delivered above may be revised if there is a change in the number of treasury shares held by the Company by the time immediately preceding the effective date of the Merger, such as due to the exercise of appraisal rights by the Company shareholders.

(Note 3) Treatment of shares of less than one unit

Shareholders of the Company who will hold shares of less than one unit of CRH (shares less than 100 shares) as a result of the Merger may utilize the following systems concerning the CRH Shares from the effective date of the Merger, pursuant to the provisions of the Articles of Incorporation and the Share Handling Regulations of CRH. In addition, such shares may be traded at certain securities companies that handle shares of less than one unit. Note, however, that shares of less than one unit cannot be sold on financial instruments exchange markets.

1) Further purchase system for shares of less than one unit (purchase to increase holdings to one unit (100 shares))

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the provisions of the Articles of Incorporation of CRH, this system allows shareholders holding shares of less than one unit of CRH to purchase from CRH the number of shares that, together with the number of shares of less than one unit already held, will constitute one unit.

2) Purchase request system for shares of less than one unit (sale of shares of less than one unit (100 shares))

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, this system allows shareholders holding shares of less than one unit of CRH to request that CRH purchase such shares.

(Note 4) Treatment of fractions of less than one share

For shareholders of the Company who will receive fractions of less than one share of CRH Shares as a result of the Merger, CRH will sell the number of CRH Shares equivalent to the sum total of such fractions (if the sum total includes a fraction of less than one share, such fraction shall be rounded down) and deliver the proceeds from such sale to the shareholders in proportion to their respective fractions, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

2) Basis, etc. of details of allotment related to the Merger

a. Basis and reason for details of allotment related to the Merger

To ensure the fairness and appropriateness of the Merger Ratio and other aspects of the Merger as described in “ 1)Details of allotment related to the Merger” above, CRH and the Company respectively decided to individually request the calculation of the merger ratio from third-party appraisers independent of the Companies and to receive legal advice from legal advisors independent of the Companies. CRH selected Plutus Consulting Co. (“Plutus Consulting”), which is independent of the Companies, and the Company selected Japan Blue M&A Advisory Co., Ltd. (“JBMA”), which is independent of the Companies, as their respective financial advisors and third-party appraisers. In addition, CRH selected Iwata Godo, which is independent of the Companies, and the Company selected TMI Associates, which is independent of the Companies, as their respective legal advisors.

Each of the Companies carefully considered the matter, taking into account the results of the calculation of the merger ratio used for the Merger by their respective third-party appraisers and the advice from their legal advisors, as well as the results of due diligence conducted on the other party. After comprehensively considering factors such as their respective financial positions, asset conditions, and future outlooks, the Companies repeatedly conducted careful discussions and negotiations regarding the merger ratio.

As a result of careful discussions and considerations at CRH based on the valuation report concerning the merger ratio acquired on April 13, 2026, from Plutus Consulting, its third-party appraiser, the advice from Iwata Godo, its legal advisor, and the results of the due diligence CRH conducted on the Company, as described in “d. Measures to ensure fairness (including measures to avoid conflicts of interest)” below, CRH determined that the Merger Ratio is appropriate and serves the interests of CRH’s shareholders, and that it is appropriate to implement the Merger based on the Merger Ratio.

Meanwhile, the Company carefully conducted discussions and considerations based on the valuation report concerning the merger ratio acquired on April 13, 2026, from JBMA, the Company’s third-party appraiser (the “Merger Ratio Valuation Report (JBMA)”), the advice from TMI Associates, its legal advisor, the results of the due diligence the Company conducted on CRH, and the instructions and advice from the Special Committee consisting of independent members who have no interest in CRH, the Company, or the Merger, as well as the contents of the report received on April 13, 2026 (the “Report”) (as described in “d. Measures to ensure fairness (including measures to avoid conflicts of interest),” “4). Advice from the independent Special Committee at the Company and acquisition of the Report from the Special Committee” below), as described in “d. Measures to ensure fairness (including measures to avoid conflicts of interest)” below. As a result, the Company determined that the Merger Ratio is appropriate and serves the interests of the Company’s minority shareholders, and that it is appropriate to implement the Merger based on the Merger Ratio.

In this manner, the Companies repeatedly conducted careful negotiations and discussions on the merger ratio based on the results of the calculations by their respective third-party appraisers and the advice of their legal advisors, and after comprehensively taking into account factors such as the financial positions, asset conditions, and future outlooks of Companies in light of the results of the due diligence each party conducted on the other. Finally, also taking into account the contents of the report submitted by the Special Committee for the Company, the Companies reached the conclusion that the Merger Ratio is appropriate and serves the interests of their respective shareholders, and agreed to implement the Merger based on the Merger Ratio.

Note that the Merger Ratio may be changed upon agreement after consultation between the Companies if any material change occurs to the various conditions upon which the calculation is based.

b．Matters concerning calculation

i．Names of appraiser and its relationship with the Companies

Each of Plutus Consulting, which is the third-party appraiser for CRH, and JBMA, which is the third-party appraiser for the Company, is a third-party appraiser independent of the Companies. They do not fall under the category of related parties of the Company or CRH and do not have any material interest in the Company or CRH. The compensation for Plutus Consulting for the Merger is a fixed fee to be paid regardless of whether the Merger is successful or not.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of JBMA, conducts loan transactions and other business with CRH and the Company as part of ordinary banking transactions, but it does not have any material interest involving a conflict of interest with CRH or the Company regarding the Merger. According to JBMA, JBMA has established and implemented appropriate measures to avoid conflicts of interest, such as information barriers between itself and Mizuho Bank, and has calculated the merger ratio from a position independent of Mizuho Bank’s status as a lender. the Company has determined that there is no particular problem with requesting JBMA to calculate the share value of the Company shares, given that appropriate measures to prevent adverse effects have been taken between JBMA and Mizuho Bank, and that the Company and JBMA conduct transactions under transactional terms and conditions similar to those of general business partners, thereby ensuring sufficient independence for JBMA to perform its duties as a financial advisor and a third-party appraiser for the Merger.

The compensation for JBMA for the Merger includes a success fee to be paid on the condition of the conclusion of the Merger Agreement and other factors. However, the Company has determined that the inclusion of a success fee to be paid on the condition of the conclusion of the Merger Agreement does not negate JBMA’s independence, taking into account general practical customs for similar types of transactions and the appropriateness of a compensation structure that would cause the Company to incur a corresponding financial burden even if the Merger were not successful.

ii．Overview of calculation

(ⅰ) Calculation by Plutus Consulting

For CRH, Plutus Consulting adopted the average market price method for its calculation because the CRH Shares are listed on the Prime Market of the Tokyo Stock Exchange and a market share price exists.

For the Company, Plutus Consulting adopted the average market price method because the common shares of the Company are listed on the Prime Market of the Tokyo Stock Exchange and a market share price exists. In addition, it adopted the comparable company analysis method because there are multiple comparable listed companies and it is possible to infer share value through comparison with such listed companies. Furthermore, it adopted the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the valuation.

The results of the calculation of the merger ratio based on each valuation method, assuming the share value per CRH Share to be 1, are as follows:

Valuation Method		Calculation results of merger ratio
CRH	The Company
Average market price method	Average market price method	2.84–3.19
	Comparable company analysis method	1.15–2.19
	DCF Method	1.87–3.60

For the average market price method, Plutus Consulting used April 13, 2026, which is the business day immediately preceding the date of the conclusion of the Merger Agreement, as the calculation reference date. It adopted the closing price on the calculation reference date on the Prime Market of the Tokyo Stock Exchange and the simple average closing prices for the one-month, three-month, and six-month periods prior to the calculation reference date.

For the comparable company analysis method, the calculation was performed through a comparison with financial indicators showing the profitability, etc., of the market share prices of listed companies engaged in businesses relatively similar to those of the Company.

For the DCF Method, the share value was calculated by discounting the future cash flows expected from the fiscal year ending February 2027 onwards to the current value at a certain discount rate. This was based on financial forecasts from the fiscal year ending February 2027 to the fiscal year ending February 2030 prepared by the Company, as well as recent performance trends. Note that the financial forecasts of the Company used by Plutus Consulting as a premise for the DCF Method include fiscal years in which a significant increase in profit and a significant increase in free cash flow are expected. Specifically, the Company expects that in the fiscal year ending February 2028, operating profit and ordinary profit will increase by 30% or more compared to the previous fiscal year, and free cash flow will increase, due to improvements in the cost-of-sales ratio associated with revisions to sales prices, etc. Furthermore, as it is difficult at this time to estimate the synergy effects expected to be realized through the Merger, the financial forecasts were prepared based on the Company’s standalone plan that does not incorporate such synergies.

In calculating the merger ratio, Plutus Consulting has, in principle, used the materials and information provided by the Company and information that has been made publicly available as they are. It assumes that all such materials and information used for analysis and review are accurate and complete, and that there are no facts undisclosed to Plutus Consulting that could have a material impact on the calculation of the merger ratio. It has not independently verified, and assumes no obligation to verify, the accuracy or completeness of such materials and information.

Plutus Consulting has not independently performed any evaluation, appraisal, or assessment, including analysis and evaluation of individual assets and liabilities, and has not requested any third party to perform such evaluation, appraisal, or assessment for all assets or liabilities of the Company and its affiliates (including, but not limited to, financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities). Plutus Consulting assumes that the information regarding the financial forecasts of the Company provided was reasonably prepared based on the best possible forecasts and judgments by management at this time, and it relies on this information without independent verification. The calculation by Plutus Consulting is based on the financial, economic, market, and other conditions as of April 13, 2026, for the average market price method, and as of March 31, 2026, for other methods.

(ⅱ) Calculation by JBMA

For CRH, JBMA adopted the market price method for its calculation because the common shares of CRH are listed on the Prime Market of the Tokyo Stock Exchange and a market share price exists.

For the Company, JBMA calculated the share value by adopting the market price method because the common shares of the Company are listed on the Prime Market of the Tokyo Stock Exchange and a market share price exists, and the DCF Method in order to reflect the status of future business activities in the valuation.

The results of the calculation of the merger ratio based on each valuation method, assuming the share value per common share of CRH to be 1, are as follows:

Valuation Method		Calculation results of merger ratio
CRH	The Company
Market price method	Market price method	2.82–3.24
	DCF Method	2.62–3.56

For the market price method, JBMA used April 13, 2026, as the calculation reference date, and adopted the closing price on the calculation reference date and the simple average closing prices for the one-month, three-month, and six-month periods up to the calculation reference date.

In the DCF Method, the corporate value and share value were evaluated by discounting the future cash flows expected from the fiscal year ending February 2027 onwards to the current value at a certain discount rate, based on the financial forecasts from the fiscal year ending February 2027 to the fiscal year ending February 2030 prepared by the Company and recent performance trends. The weighted average cost of capital (WACC) was adopted as the discount rate, ranging from 5.03% to 6.03%. In calculating the terminal value, the perpetual growth method was adopted, using a perpetual growth rate of 0.25% to 0.75%. The financial forecasts of the Company that JBMA used as a premise for its calculation under the DCF Method are as follows, and these financial forecasts include fiscal years in which a significant increase or decrease in profit is expected. Specifically, the Company expects that in the fiscal year ending February 2028, operating profit, ordinary profit, and free cash flow will increase by 30% or more compared to the previous fiscal year due to improvements in the cost-of-sales ratio associated with revisions to sales prices, etc., and that in the fiscal year ending February 2029, free cash flow will increase by 30% or more compared to the previous fiscal year.

				(Unit: (million yen)
	Fiscal year ending February 2027	Fiscal year ending February 2028	Fiscal year ending February 2029	Fiscal year ending February 2030
Net sales	33,385	35,882	38,399	40,937
Operating profit	2,100	2,872	3,526	4,211
EBITDA	2,935	3,771	4,489	5,235
Free cash flow	961	1,420	1,964	2,470

In calculating the merger ratio above, JBMA has, in principle, adopted public information and information provided to JBMA as they are. It assumes that all such materials and information are accurate and complete, and it has not independently verified, nor does it assume any obligation to verify, the accuracy or completeness of such materials and information. Furthermore, JBMA has not independently performed any evaluation or assessment, and has not requested any third-party institution to perform an appraisal or assessment, for the assets and liabilities of the Companies and their affiliates (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities). JBMA assumes that the business plans, financial forecasts, and other future information provided by the Company were reasonably prepared based on the best possible forecasts and judgments by the management of the Company at this time. JBMA relies on this information without independently verifying the accuracy, validity, and feasibility of the Company’s business plans. JBMA’s calculation of the merger ratio reflects the information and economic conditions obtained by JBMA up to April 13, 2026. Note that JBMA’s calculation has the sole purpose of serving as a reference for the Board of Directors of the Company to consider the merger ratio.

c．Prospect and reason for delisting

As a result of the Merger, the Company shares are expected to be delisted on June 29, 2026, in accordance with the delisting criteria of the Tokyo Stock Exchange. After the delisting, the Company shares can no longer be traded on the Tokyo Stock Exchange. Note that if the current effective date of the Merger is changed, the delisting date is also expected to be changed.

Even after the Company shares are delisted, the CRH Shares to be allotted to the shareholders of the Company on the effective date of the Merger is listed on the Prime Market of the Tokyo Stock Exchange. Therefore, while some shareholders may only receive an allotment of shares of less than one unit depending on the number of shares they hold, those who hold one unit or more will be able to trade their shares on the Tokyo Stock Exchange even after the effective date of the Merger, and the Companies believe that liquidity of the shares will continue to be ensured.

Shares of less than one unit cannot be sold on the Tokyo Stock Exchange. However, shareholders may request CRH to further purchase the number of shares that, together with the number of shares of less than one unit already held, will constitute one full unit, or request that CRH purchase such shares of less than one unit. For details of such treatment, please refer to (Note 3) of “1) Details of allotment related to the Merger” above.

Furthermore, for details of the handling of fractions in the event that fractions of less than one share arise as a result of the Merger, please refer to (Note 4) of “1) Details of allotment related to the Merger” above.

Note that shareholders of the Company may continue to trade their Company shares on the Tokyo Stock Exchange as before until June 26, 2026 (scheduled), which is the last trading day, and may also exercise their legal rights as set forth in the Companies Act and other laws and regulations until the Reference Time.

d．Measures to ensure fairness (including measures to avoid conflicts of interest)

As CRH already holds 13,435,500 Company shares (58.92% of the 22,803,137 shares, which is the total number of issued shares as of February 28, 2026 (22,813,689 shares) less the number of treasury shares held by the Company (10,552 shares)), and the Company falls under the category of a subsidiary of CRH, the Companies have determined that it is necessary to ensure fairness by avoiding conflicts of interest in the Merger, and have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest).

1) Acquisition of valuation reports from independent third-party appraisers by Companies

In order to ensure fairness in decision-making regarding the merger ratio used in the Merger, CRH selected Plutus Consulting, a third-party appraiser independent of the Companies, and obtained a valuation report concerning the merger ratio dated April 13, 2026. the Company selected JBMA, a third-party appraiser independent of the Companies, and obtained the Merger Ratio Valuation Report (JBMA) dated April 13, 2026.

For an overview of each valuation report, please refer to “b. Matters concerning calculation” above. It should be noted that the Companies have not obtained an evaluation on the fairness of the merger ratio (a fairness opinion) from their respective third-party appraisers.

2) Advice from independent law firms to Companies

CRH appointed Iwata Godo as its legal advisor for the Merger and has received legal advice regarding the various procedures for the Merger and the Board of Directors’ decision-making method and process. Iwata Godo is independent of the Companies and does not have any material interest in the Companies.

Meanwhile, the Company appointed TMI Associates as its legal advisor for the Merger and has received legal advice regarding the various procedures for the Merger and the Board of Directors’ decision-making method and process. TMI Associates is independent of the Companies and does not have any material interest in the Companies.

3) Advice from independent financial advisors to Companies

CRH appointed Plutus Consulting as its financial advisor for the Merger and has received advice from a financial perspective regarding the Merger. Plutus Consulting is independent of the Companies and does not have any material interest.

The Company appointed JBMA as its financial advisor for the Merger and has received advice from a financial perspective regarding the Merger. JBMA is independent of the Companies and does not have any material interest.

4) Advice from the independent Special Committee at the Company and acquisition of the Report from the Special Committee

(ⅰ) Background of the consultation, etc.

The Company received the Proposal from CRH on December 9, 2025. In view of the fact that CRH is the Company’s parent company, and that the Merger falls under a kind of transaction in which issues of structural conflicts of interest and issues of information asymmetry are typically present, as part of the measures for ensuring prudent decision-making by the Company as pertains to the Merger, for eliminating arbitrariness and possible conflicts of interest in the decision-making processes of the Company’s Board of Directors, and for ensuring the fairness of those processes, by a resolution of the Company’s Board of Directors on January 22, 2026, the Company positioned the Special Committee as an advisory body for the Merger, consisting of three outside directors who are independent officers of the Company: Mr. Nobuaki Chonan (Certified Public Accountant, Nobuaki Chonan CPA Office), Ms. Yukari Takami, and Mr. Tokuhiro Kakita (Attorney-at-law, Keyaki Law Office). The Company consulted the Special Committee on: (a) matters concerning the propriety of the Merger (including whether the Merger contributes to the enhancement of the Company’s corporate value), (b) matters concerning the fairness of the transactional terms of the Merger (including whether the level of the merger ratio, the method of acquisition, the type of acquisition consideration, and other transactional terms are fair), (c) matters concerning the fairness of the procedures for the Merger (including whether sufficient procedures have been taken to ensure the fairness of the transactional terms), and (d) based on (a) through (c) and other matters, whether the Merger is fair to minority shareholders (collectively, the “Matters of Inquiry”). the Company requested the Special Committee to submit a report (toshin) to the Board of Directors regarding these points. From the perspective of avoiding conflicts of interest, the resolution was passed by the unanimous consensus of all directors of the Company (six directors) excluding Mr. Yusuke Ishii, who concurrently serves as a director of CRH.

The compensation for each member of the Special Committee is included in their compensation as outside directors, as they are all outside directors of the Company and their duties as committee members are deemed to be included in their professional responsibilities. Their compensation does not include any contingency fee subject to the announcement or completion of the Merger.

In addition, the Company resolved to grant the Special Committee the following authority: (i) to interview and conduct investigations (including requesting explanations or advice) of the Company’s officers, employees, or advisors involved in the Merger regarding matters necessary for considering the Matters of Inquiry; (ii) to request (a) that the Special Committee’s proposals, other opinions, or questions be communicated to CRH, and (b) the setting of opportunities for the Special Committee itself to discuss and negotiate with CRH (including its officers and employees involved in the Proposal and CRH’s advisors). Furthermore, even if the Special Committee does not request the setting of an opportunity under (b), the Company resolved that it shall promptly report the contents of its discussions and negotiations with CRH to the Special Committee, and the Special Committee may, based on such contents, state its opinions or give necessary instructions or requests to the Company regarding the policy for discussions and negotiations with CRH; and (iii) if the Special Committee deems it necessary, to independently appoint attorneys, certified public accountants, or other advisors at the Company’s expense and seek advice from them. In response, at the first meeting of the Special Committee held on January 22, 2026, the Special Committee confirmed that there were no issues with the independence of the advisors appointed by the Company and approved the appointment of TMI Associates as legal advisor and JBMA as financial advisor and third-party appraiser.

(ⅱ) Process of consideration

The Special Committee held a total of 10 meetings between January 22, 2026, and April 13, 2026. In addition, between these meetings, the committee carefully considered the Matters of Inquiry by expressing opinions, exchanging and collecting information via e-mail and other means, and holding consultations as needed. Specifically, the Special Committee received explanations from the Company and held Q&A sessions regarding the Company’s business description and performance trends, major management challenges, the expected merits and demerits for the Company’s business resulting from the Merger, and the formulation procedures for the business plan (the “Business Plan”) that serves as the basis for considering the terms and conditions of the Merger. Furthermore, the Special Committee received explanations from CRH and held Q&A sessions regarding the consideration process leading to the proposal for the Merger, the purpose and structure of the Merger, the nature and extent of the merits, demerits, and other impacts expected from the Merger, as well as the management policy planned for after the Merger. During these Q&A sessions, CRH responded that, at this point, there are no plans to implement personnel reductions, disadvantageous changes in working conditions, or solicitation of voluntary retirement for the Company employees in connection with the implementation of the Merger. In addition, the Special Committee received explanations from JBMA, the Company’s financial advisor and third-party appraiser, regarding the methods and results of the valuation of the merger ratio in the Merger, held Q&A sessions regarding the calculation process, and examined the reasonableness of the valuation results. In the course of these considerations, the Special Committee received advice from TMI Associates, the Company’s legal advisor, regarding the contents of the measures to ensure the fairness of the Merger and to avoid conflicts of interest, including the significance and role of the Special Committee.

The Special Committee received timely reports from JBMA regarding the contents of CRH’s proposals and the status of discussions and negotiations. Based on these reports and opinions heard from TMI Associates and JBMA, the committee deliberated and considered the matter, expressed opinions as appropriate, discussed and approved responses to negotiation policies and proposal contents, and gave instructions and made requests to the Company.

(ⅲ) Contents of judgment

Under the background described above, the Special Committee repeatedly and carefully discussed and considered the Matters of Inquiry, taking into account the advice received from a legal perspective from TMI Associates, the advice received from a financial perspective from JBMA, and the contents of the Merger Ratio Valuation Report (JBMA) submitted on April 13, 2026. As a result, the Special Committee submitted the Report to the Company’s Board of Directors on April 13, 2026, with the unanimous consensus of all members, the summary of which is as follows.

(a) Contents of the Report

ⅰ．The Merger will contribute to the enhancement of the Company’s corporate value.

ⅱ．The transactional terms and conditions of the Merger are fair.

ⅲ．The procedures for the Merger are fair.

ⅳ．In view of i. through iii. above, it is fair to the Company’s general shareholders that the Company’s Board of Directors decides to implement the Merger.

(b) Reasons for the Report

ⅰ．Advisability of the implementation of the Merger

(A) Purpose, etc. of the Merger

The Special Committee had question-and-answer sessions with the Company and CRH about the purpose, etc. of the Merger. After receiving the explanations described in “1. Reasons for Implementing the Merger” above, the Special Committee confirmed and considered the specific details thereof.

(B) Consideration

The Special Committee validated the contents described in “1. Reasons for Implementing the Merger” above and whether the possibility of corporate value being enhanced, in view of the foregoing, can be found reasonable. As a result of question-and-answer sessions with CRH and the Company and confirmation and deliberation of their answers, the Special Committee confirmed the following: [i] It is expected through an absorption-type merger of the Company by CRH that overlapping head office functions will be streamlined and listing expenses will be reduced, and additionally, managerial resources will become more efficient, including flexible fund management within the group. [ii] It is expected that by using local outreach, the overseas network, the business form development capabilities, and the store operational expertise of CRH and its subsidiaries, the brand power and sales of Isomaru Suisan, etc., which is operated by the Company’s subsidiaries, can be improved ; [iii] and taking into account that, in connection with the execution of this merger, there are no plans to implement workforce reductions, to make unfavorable changes to treatment, or to solicit voluntary retirements, this merger can be considered to be based on a spirit of equality. Furthermore, no material disadvantages of the Merger have been found. As a result, the Special Committee has determined that no particularly unreasonable matters have been found in the explanations and answers provided by CRH and the Company.

(C) Summary

Given the above and after careful discussions and consideration, the Special Committee has determined following: The Merger has been found to reasonably contribute to enhancement of corporate value; no unreasonable matters have been found with the purpose, etc. of the Merger; the Merger intends to contribute to enhancement of the Company’s corporate value; and the Merger has been found to contribute to the enhancement of the Company’s corporate value.

ⅱ．Matters relating to the fairness of the transactional terms and conditions of the Merger

Regarding the fairness of the transactional terms and conditions of the Merger, the Special Committee found the following:

(A) Calculations by JBMA

According to the Merger Ratio Valuation Report (JBMA) acquired from JBMA, a third-party appraiser that is independent of CRH and the Company, the valuation results of the merger ratio for the Merger using the market price method and the DCF Method are as follows.

Calculation results of merger ratio for the Merger

Valuation Method		Calculation results of merger ratio
CRH	The Company
Market price method	Market price method	2.82 to 3.24
	DCF Method	2.62 to 3.56

(Note) The valuation range of each calculation method has the condition that the share value per CRH Share is 1.

According to JBMA, for CRH, the market price method was used because CRH Shares are listed on the TSE Prime Market and a market price exists.

The share value of the Company was determined using the market price method because the Company shares are listed on the TSE Prime Market and a market price exists. Also, the DCF Method was used in order to reflect the status of future business activities in the valuation.

As a result, in the Merger, the Merger Ratio of 3.2 is within the valuation range using the market price method and is at a level that exceeds the median of the range using the DCF Method.

It should be noted that after receiving from JBMA explanations on the selection of the calculation methods and valuation methods used for each valuation and having question-and-answer sessions with JBMA and the Company about the selection of the valuation methods, the financial forecasts based on the business plan of the Company, the selection of calculation methods for continuous value, the basis for the calculation of the discount rate, and other matters, the Special Committee gave consideration, and it did not find any unreasonable matters, in light of common valuation practices.

(B) Fairness of procedures and related matters in the negotiation process

As described in “ⅲ．Matters relating to the fairness of procedures for the Merger” below, the procedures in the negotiation for the Merger have been found to be fair, and it was found that the transactional terms and conditions of the Merger have also been decided in view of the results of the repeated negotiations between CRH and the Company. In addition, in the Merger, dissenting shareholders are granted appraisal rights pursuant to the provisions of the Companies Act, and means are secured for the general shareholders of the Company to oppose the Merger.

(C) Implementation method and type of consideration for the Merger

For the method of the Merger, an absorption-type merger in which CRH Shares will be allotted and delivered is under consideration.

If cash is used as consideration for the Merger, or in a case of an absorption-type merger through a tender offer and squeeze-out procedures for the Company shares, [i] there is a possibility that funds for growth investments in the existing businesses to be used after the Merger and cash and deposits on hand in preparation for the capital needs required for the business operation of the Company may be diminished; as a result of which; the purpose described in “1. Reasons for Implementing the Merger” above may not be achieved; [ii] if a tender offer and squeeze-out procedures are preconditions, the synergies described in “1. Reasons for Implementing the Merger” above may not be realized early on; therefore, it cannot be said to be unreasonable to use CRH Shares as consideration in the Merger.

In consideration of the above, the reasonableness of the implementation method of the Merger and the type of consideration for the Merger should not be denied.

(D) Consideration of premium ratios

The per-share value of the Company shares in the Merger Ratio by CRH is 2,448 yen. With April 13, 2026, which is the business day prior to the day of announcement of the Merger, as the base date, such value represents a premium of 0.37% (the base date; rounded to the second decimal place; hereinafter the same applies with respect to premium ratios), 5.69% (one month up to the base date), 7.26% (three months up to the base date), and 12.70% (six months up to the base date), over the closing price for the Company shares on the base date, the simple average of closing prices in the past one month, the simple average of closing prices in the past three months, and the simple average of closing prices in the past six months, respectively.

In this regard, the premium ratios over the closing price on the base date and the simple average of closing prices in the past one month are not necessarily evaluated as a high level when compared to ratios in similar cases (Note), or when taking into account that the average premium level in other reorganization cases involving listed companies is approximately 10% to 20%. On the other hand, the share price of the Company rose by 13.18% (rounded to the second decimal place) over the past one month from March 16, 2026 to the base date, and it is recognized that such increase exceeds the increase rate (4.65%) of CRH’s share price; the Company had not made any timely disclosure etc. that may fluctuate the share price in the past one month from March 16, 2026 to the base date, and there were not necessarily any identifiable circumstances that could be correlated with such a share price rise. Furthermore, while premium ratios over the closing price on the base date and over the simple average of closing prices in the past one-month period are generally important factors in examining the fairness of the Merger Ratio, circumstances correlated with the share price increase are not necessarily recognized in this case, as noted above. Although the fact that the premium rates against the reference date closing price and the one-month simple average are not high when compared to similar cases. Therefore, when considering the appropriateness of the Merger Ratio, it can also be considered reasonable to conduct a comprehensive review that includes long-term share price levels such as the simple average of closing prices in the past three months and the simple average of closing prices in the past six months, which reflect stabler share price trends.

(Note) The medians of the premium ratios in seven cases of management integration through an absorption-type merger in which a listed company was an absorbed company that was passed by the general shareholders’ meeting, announced between June 28, 2019, the date of announcement of the “Fair M&A Guidelines” by the Ministry of Economy, Trade and Industry, and April 13, 2026, are 5.36% (the business day prior to the day of announcement), 6.10% (one month up to the business day prior to the day of announcement), 7.55% (three months up to the business day prior to the day of announcement), 8.61% (six months up to the business day prior to the day of announcement), respectively.

On the other hand, [i] if the Merger is not carried out, the Company cannot carry out business integration with CRH and cannot enjoy the benefits or synergies that will arise through the Merger described in items [i] through [iii] in “(B) Consideration” of “ⅰ. Advisability of the implementation of the Merger” above, and as a result, the Company will miss opportunities to improve its corporate value, [ii] as stated in “(A) Calculation by JBMA” above, the Merger Ratio is at a level that exceeds the median of the range of the valuations using the DCF Method in the calculation report by JBMA, and [iii] with respect to the simple average of closing prices in the past three months and the simple average of closing prices in the past six months, it can be evaluated that levels that are comparable to ratios in other similar cases have been ensured. Therefore, it is not necessarily appropriate to immediately determine that the Merger should not be carried out simply because the premium ratios over the closing price on the base date and over the simple average of closing prices in the past one month do not reach the level similar to those in similar cases, and it cannot be said that the premium ratios in the Merger would not impair the fairness of the Merger Ratio.

(E) Consideration and summary

Given the above and after careful discussion and consideration and in light of the advice provided by the advisors in (B) through (C) in “Matters relating to the fairness of procedures for the Merger” below, the Special Committee has determined that the transactional terms and conditions of the Merger ensure the common interests of shareholders to the extent that is possible, and therefore, such transactional terms and conditions are fair.

ⅲ．Matters relating to the fairness of procedures for the Merger

According to the Company and TMI Associates, as its legal advisor, the Company is found to be taking the following measures to ensure fairness and transparency in the process of considering the Merger at the Company.

(A) Consultation with independent special committee at the Company

On January 22, 2026, prior to making any decisions relating to the implementation of the Merger, the Company consulted about the Inquired Matters with the Special Committee as an advisory body for the purpose of ensuring prudent decision-making by the Company as pertains to the Merger, eliminating arbitrariness and possible conflicts of interest in the decision-making processes of the Companies’ Board of Directors, and ensuring the fairness of those processes. Supposedly, in the decision-making process for the Merger, the opinions of the Special Committee on the Inquired Matters are respected to the fullest extent; the Special Committee can conduct investigations relating to the Merger at the expense of the Company; and in consultations and negotiations of transactional terms and conditions with CRH, the Company can report to and consult with the Special Committee in a timely manner, and the Special Committee can provide its opinions or necessary instructions and requests. There has been no change to the Special Committee members since the initial consultation.

The Special Committee received timely reports from JBMA on CRH’s proposals, the state of consultations and negotiations, and other matters. It also engaged in deliberations and consideration in view of opinions acquired from TMI Associates and JBMA, and it provided its opinions, as appropriate, and then discussed and approved responses to negotiation policies and proposals, as well as giving instructions and requests to the Company. In this way, the Special Committee was substantially involved in the negotiations with CRH.

(B) Obtaining advice from an independent law firm

The Company appointed TMI Associates as its legal advisor for the Merger, and it has been receiving advice from TMI Associates on various procedures for the Merger, the Board of Directors’ decision-making method and process, etc. from a legal viewpoint.

The Special Committee confirmed that there were no problems in terms of the independence and expertise of TMI Associates, and it approved TMI Associates as the Company’s legal advisor.

(C) Obtaining advice from an independent financial advisor and third-party appraiser

The Company appointed JBMA as an independent financial advisor and third-party appraiser, and it has been receiving advice from JBMA on negotiations, etc. relating to the Merger from a financial viewpoint.

The Special Committee confirmed that there were no problems in terms of the independence and expertise of JBMA, and it approved JBMA as the Company’s financial advisor and third-party appraiser.

(D) Building an independent consideration system

The Company built an internal system in which the Merger-related considerations, the negotiations, and determinations are carried out from a standpoint that is independent of CRH. Specifically, since December 9, 2025, when the proposal was received from CRH, the Company has had a project team that considers the Merger (including preparation of the business plan that serves as the basis for the valuation of the Company shares), and it consults and negotiates with CRH. The team consists of the Company officers who do not concurrently hold, and have never held in the past, any officer positions at CRH. It was decided that Mr. Yusuke Ishii, who is concurrently serving as a director of CRH, does not participate in any consultations or negotiations regarding the Merger at all, and such treatment is continuing.

(E) Summary

Given the above and after careful discussion and consideration, the Special Committee has determined that appropriate measures to ensure fairness have been taken in the Merger, and procedures for the Merger, including the process of consultation, consideration, and negotiation for the Merger, are fair.

ⅳ．In view of i. through iii. above, whether it is fair to the Company’s general shareholders that the Company’s Board of Directors decides to implement the Merger

In deliberations at the Special Committee, no other particular matters that may have adverse effects on the Company’s general shareholders were identified, and as a result of careful consideration of the impact of the Merger on the Company’s general shareholders, in view of the matters described in i. through iii. above, the Special Committee has determined that it is fair to the Company’s general shareholders that the Company’s Board of Directors decides to implement the Merger.

5) Approval of all directors of the Company who have no interest (including those who are Audit and Supervisory Committee members)

The Company carefully conducted discussions and considerations regarding whether the Merger contributes to the enhancement of the Company’s corporate value and whether the transaction terms and conditions of the Merger, including the Merger Ratio, are appropriate. This process was conducted based on the legal advice from TMI Associates, the advice from a financial perspective from JBMA, and the contents of the Merger Ratio Valuation Report (JBMA), while respecting the contents of the Report received from the Special Committee to the maximum extent possible. As a result, at the meeting of the Board of Directors of the Company held on April 14, 2026, it resolved to enter into the Merger Agreement.

At the meeting of the Company’s Board of Directors held on the same date, from the perspective of avoiding conflicts of interest, the resolution regarding the Merger was passed by the unanimous consensus of all directors of the Company (six directors) excluding Mr. Yusuke Ishii, who concurrently serves as a director of CRH, among the seven directors of the Company. Furthermore, because Mr. Yusuke Ishii, who concurrently serves as a director of CRH, has an interest or potential conflict of interest in the Merger, he did not participate in the deliberations or resolutions regarding the Merger at the Company’s Board of Directors meetings, nor did he participate in any discussions or negotiations with CRH regarding the Merger from the position of the Company.

6) Establishment of an independent internal project team at the Company

The Company has established an internal project team to consider, negotiate, and make judgments regarding the Merger from a position independent of CRH. Specifically, after receiving the Proposal from CRH on December 9, 2025, the Company considered and established a project team to conduct the consideration of the Merger (including the preparation of the Business Plan, which serves as the basis for the valuation of the Company shares) and the discussions and negotiations with CRH. The members of the project team consist of officers and employees of the Company who do not concurrently serve as officers or employees of CRH and have not held such positions in the past. In addition, it was decided that Mr. Yusuke Ishii, who concurrently serves as a director of CRH, would not participate in any discussions or negotiations regarding the Merger, and this treatment has been maintained.

Based on the advice of TMI Associates, the Company obtained the approval of the Special Committee that there are no issues with the Company’s internal project team (including the scope and duties of officers and employees involved in the consideration, negotiation, and judgment regarding the Merger) from the perspective of independence and fairness, including these treatments.

7) Securing opportunities for takeover proposals from other acquirers (market checking)

CRH and the Company have not entered into any agreement that restricts contact between a potential counter-acquirer and the Company, such as an agreement including deal protection provisions that would prohibit the Company from contacting acquirers other than CRH (a “Counter-Acquirer”).

Furthermore, the Annual General Meeting of Shareholders of the Company to approve the Merger Agreement is scheduled to be held on May 21, 2026, which is more than one month after April 14, 2026, the date on which the conclusion of the Merger Agreement was announced. The Companies believe that this ensures sufficient opportunities for a Counter-Acquirer as compared to similar cases.

(B) Reasons why this type of property was selected as consideration for merger (Article 182, Paragraph 3 (ii) of the Regulations for Enforcement of the Companies Act)

The Company and CRH selected common shares of CRH (the surviving company) as the consideration to be exchanged for shares of the Company in relation to the Merger. The Company and CRH determined that common shares of CRH would serve as appropriate consideration for the Merger, taking into account that the common shares of CRH are traded on the Tokyo Stock Exchange, and that the Companies will be able to enjoy the benefits of the synergies resulting from the Merger.

(C) Matters to be noted to ensure that the interests of the shareholders of the disappearing company are not harmed (Article 182, Paragraph 3 (iii) of the Regulations for Enforcement of the Companies Act)

1) Measures to ensure fairness

In the interest of ensuring the fairness of the merger ratio in the Merger, as stated in “(ii) Basis, etc. of details of allotment related to the Merger”, each of the Companies requested an independent third-party appraiser third-party appraiser to calculate the merger ratio, and using the results of these calculations as reference, the Companies held negotiations and discussions in good faith and resolved at their Board of Directors’ meetings held on April 14, 2026 to implement the Merger in accordance with the Merger Ratio. It should be noted that the Companies have not obtained an evaluation on the fairness of the merger ratio (a fairness opinion) from their respective third-party appraiser third-party appraisers. In addition, CRH appointed Iwata Godo and the Company appointed TMI Associates as their legal advisors for the Merger, and have received legal advice from their chosen firms regarding the Board of Directors’ decision-making method and process, including the various procedures for the Merger. It should also be noted that Iwata Godo and TMI Associates are both independent from the Companies, and do not have any material interest.

2) Measures to avoid conflicts of interest

As the Merger will merge CRH as the parent company and the Company as its subsidiary, from the Company’s perspective it falls under the category of transactions etc. with the controlling shareholder. In view of the fact that CRH is the Company’s parent company with a 58.92% ownership ratio of the Company shares, and that the Merger falls under a kind of transaction in which issues of structural conflicts of interest and issues of information asymmetry are typically present, as part of the measures for ensuring prudent decision-making by the Company as pertains to the Merger, for eliminating arbitrariness and possible conflicts of interest in the decision-making processes of the Company’s Board of Directors, and for ensuring the fairness of those processes, CRH has taken the measures set forth above in “d. Measures to ensure fairness (including measures to avoid conflicts of interest” in “(ii) Basis, etc. of details of allotment related to the Merger” of “(a) Matters concerning appropriateness of the number of shares to be delivered at time of the Merger”.

(D) Matters concerning the appropriateness of the amounts of stated capital and reserves of the surviving company (Article 182, Paragraph 3 of the Regulations for Enforcement of the Companies Act; Article 749, Paragraph 1 (ii) (b) of the Companies Act)

The amounts of stated capital and reserves of CRH to be increased at the time of the Merger will be determined by CRH in accordance with the provisions in Article 35 or Article 36 of the Regulation on Company Accounting. This was decided upon a comprehensive consideration of CRH’s financial condition, capital policy, and other circumstances, and has been determined to be appropriate.

(2) Matters of reference regarding consideration for merger (Article 182, Paragraph 1 (ii) and Paragraph 4 of the Regulations for Enforcement of the Companies Act)

(A) Articles of incorporation of the surviving company

The articles of incorporation are available on the website (listed on page 1) using electronic provision measures.

Please note that in accordance with laws and regulations and the Company’s articles of incorporation, the above matters are not included in the document delivered to the shareholders who requested it.

(B) Matters concerning methods of conversion of consideration for merger into cash

1) Market on which the consideration for merger is traded

The CRH shares are traded on the Prime Market of the Tokyo Stock Exchange.

2) Intermediation, brokerage, and representation regarding consideration for merger

Intermediation, brokerage, and other related services for the CRH shares are conducted by securities firms nationwide.

3) Details of restriction on transfer or other disposition of the consideration for merger (if any)

Shareholders who end up holding shares of less than one unit of CRH (fewer than 100 shares) in connection with the Merger will not be able to sell the shares of less than one unit in any financial instruments exchange market. Shareholders who end up holding shares of less than one unit of CRH may use the purchase system for shares of less than one unit (a system whereby, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders holding shares of less than one unit of CRH may request that CRH purchase those shares of less than one unit in their possession).

(C) Matters concerning market price of the consideration for merger

Calculated based on the previous business day (April 13, 2026) immediately preceding the day on which the execution of the Merger Agreement was announced (April 14, 2026), the closing price of the CRH shares on the calculation reference date and the simple average closing prices of the CRH shares for the one-month period preceding the calculation reference date, the three-month period preceding the calculation reference date, and the six-month period preceding the calculation reference date were 2,439 yen, 2,311 yen, 2,246 yen, and 2,155 yen respectively.

Note that the market prices and treads of the CRH shares are available for viewing under the share price information and display charts disclosed by the Japan Exchange Group on its website (https://www.jpx.co.jp/ English: https://www.jpx.co.jp/english/).

(D) Details of balance sheets of surviving company for each business year of which the last day has arrived in the past five years (Article 182, Paragraph 4 (i) (d) of the Regulations for Enforcement of the Companies Act)

CRH has filed its securities reports for each business year pursuant to the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

(3) Matters concerning appropriateness of the provisions for share options pertaining to absorption-type merger (Article 182, Paragraph 1 (iii) and Paragraph 5 of the Regulations for Enforcement of the Companies Act)

Not applicable, as the Company has not issued any share options.

(4) Matters concerning financial statements (Article 182, Paragraph 1 (iv) and Paragraph 6 of the Regulations for Enforcement of the Companies Act)

(A) Matters concerning the surviving company

1) Details of financial statements pertaining to the surviving company’s most recent business year

These details are available on the website (listed on page 1) using electronic provision measures.

Please note that in accordance with laws and regulations and the Company’s articles of incorporation, the above matters are not included in the document delivered to the shareholders who requested it.

2) Details of temporary financial statements for which the day after the last day of the surviving company’s most recent business year is the temporary account closing date

Not applicable.

3) Details concerning disposal of important assets, assumption of significant liabilities, and other events with a material impact on the status of corporate assets that occurred after the last day of the surviving company’s most recent business year.

Not applicable.

(B) Matters concerning the disappearing company

1) Details concerning disposal of important assets, assumption of significant liabilities, and other events with a material impact on the status of corporate assets that occurred after the last day of the disappearing company’s most recent business year.

Not applicable.

Attachment

Absorption-type Merger Agreement

create restaurants holdings inc. (“CRH”) and SFP Holdings Co., Ltd. (“SFP”) hereby enter into this Absorption-type Merger Agreement (this “Agreement”) as follows this fourteenth day of April 2026 (the “Agreement Execution Date”).

Article 1. Method of the Absorption-type Merger and Party Companies

1. CRH and SFP shall, in accordance with the provisions of this Agreement, effect an absorption-type merger (the “Absorption-type Merger”) with CRH as the surviving company and SFP as the disappearing company.

2. The trade names and addresses of CRH and SFP are as set forth below.

(1) CRH (surviving company)

Trade name: create restaurants holdings inc.

Address: 5-10-18 Higashi Gotanda, Shinagawa-ku, Tokyo

(2) SFP (disappearing company)

Tradename: SFP Holdings Co., Ltd.

Address: 2-24-7 Tamagawa, Setagaya-ku, Tokyo

Article 2. Delivery and Allotment of Consideration for Merger

1.	In connection with the Absorption-type Merger, CRH shall deliver to SFP’s shareholders immediately prior to the effective time of the Absorption-type Merger (excluding CRH and SFP; hereinafter referred to as “Shareholders Eligible for Allotment”) common shares of CRH equal to the total number of common shares of SFP held thereby (excluding shares subject to appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act) multiplied by 3.2, in exchange and as consideration for their common shares of SFP.

2.	In connection with the Absorption-type Merger, CRH shall deliver to the Shareholders Eligible for Allotment common shares of CRH at a ratio of 3.2 shares of common shares of CRH for each common share of SFP, in exchange and as consideration for their common shares of SFP.

3.	If the number of common shares of CRH to be delivered by CRH to the Shareholders Eligible for Allotment in accordance with the preceding two paragraphs includes fractional shares of less than one share, such fractional shares shall be handled in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 3. Provisions Relating to Stated Capital and Reserves

The amounts of CRH’s stated capital and reserves that will be increased in conjunction with the Absorption-type Merger shall be specified by CRH in accordance with the provisions of Article 35 or Article 36 of the Regulation on Company Accounting.

Article 4. Effective Date

The date on which the Absorption-type Merger shall take effect (the “Effective Date”) shall be July 1, 2026; provided, however, that if necessary for proceeding with the procedural requirements of the Absorption-type Merger or for any other reasons, CRH and SFP may, upon consultation and agreement, change the Effective Date.

Article 5. General Meeting of Shareholders

1.	The Absorption-type Merger shall be implemented without needing to obtain a resolution of the General Meeting of Shareholders approving this Agreement pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act.
2.	SFP shall convene the Annual General Meeting of Shareholders scheduled for May 21, 2026 and request the adoption of a resolution approving this Agreement and other matters necessary for this Agreement; provided, however, that if necessary for proceeding with the procedural requirements of the Absorption-type Merger or for any other reasons, CRH and SFP may, upon consultation and agreement, change the convocation date of that General Meeting of Shareholders.

Article 6. Transfer of Corporate Assets

On the Effective Date, SFP shall transfer to CRH, and CRH shall assume, of SFP’s assets, liabilities, rights, and duties based on the balance sheet as of February 28, 2026 and other calculations as of that date, adjusted for any increases or decreases occurring from that date to the Effective Date.

Article 7. Duty of Due Care

1.	From the Agreement Execution Date to the Effective Date, CRH and SFP shall each conduct its business and manage and operate its assets with the due care of a prudent manager.
2.	Unless otherwise provided in this Agreement, CRH and SFP may undertake any actions that would have a material impact on their assets, liabilities, rights, or duties only after prior mutual consultation and agreement.

Article 8. Payment of Dividends from Surplus, etc.

From the Agreement Execution Date to the Effective Date, CRH and SFP shall not pay any dividends from surplus (excluding year-end dividends paid to shareholders or registered shared pledgees recorded in the final shareholder register as of the end of the most recent fiscal year, up to a maximum of 2.25 yen per CRH share in the case of CRH and 14 yen per SFP share in the case of SFP) or make any changes to or abolish their respective shareholder benefit programs (excluding, in the case of SPF, abolishment of SPF’s shareholder benefit program upon the Absorption-type Merger’s taking effect).

Article 9. Revision and Termination of This Agreement

If during the period from the Agreement Execution Date to the Effective Date, a material change to the status of assets or business of CRH or SFP occurs or becomes apparent, or if circumstances that would be a material impediment to implementation of the Absorption-type Merger occur or become apparent, CRH and SFP may, upon consultation and agreement, revise or terminate this Agreement.

Article 10. Effectiveness of This Agreement

If by the day before the Effective Date (i) SFP does not obtain approval of this Agreement from its General Meeting of Shareholders, or (ii) if by the Effective Date permits and approvals necessary for the Absorption-type Merger pursuant to laws and regulations are not obtained from the relevant governmental agencies, this Agreement shall lose effect.

Article 11. Consultation Matters

If in addition to the matters set forth in this Agreement, there are any other necessary matters relating to the Absorption-type Merger, CRH and SFP shall engage in consultations and make a determination regarding those matters in accordance with the spirit of this Agreement.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicate, and each party shall retain one counterpart.

April 14, 2026

CRH: create restaurants holdings inc.

5-10-18 Higashi Gotanda, Shinagawa-ku, Tokyo

Jun Kawai, President & CEO

SFP: SFP Holdings Co., Ltd.

2-24-7 Tamagawa, Setagaya-ku, Tokyo

Makoto Sato, Representative Director

Proposal No. 2	Appointment of Three Directors (excluding Directors also serving as Audit & Supervisory Committee Members)

The terms of office for all (three) Directors (excluding Directors also serving as Audit & Supervisory Committee Members; hereinafter the same in this proposal) will expire at the conclusion of this meeting, and therefore the appointment of three new Directors is proposed.

The candidates for Director are as follows.

Candidate no.		Name	Current Position and Responsibilities in the Company	Number of Board Meetings Attended
1	Reappointment	Makoto Sato	President	17/17 (100%)
2	Reappointment	Akihiro Kimura	Managing Director Responsible for the Management Department	13/13 (100%)
3	Reappointment	Hiroshi Kato	Managing Director	17/17 (100%)

Candidate no. 1	Makoto Sato	(Born on June 21, 1963)		Reappointment

Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)

83,000…	April 1986	Joined Ginza Restaurant Takamatsu	October 2011	SFP Holdings Co., Ltd., Director, Managing Executive Officer & Product Division Manager
	October 1988	Joined Samukawa Food Planning Co., Ltd.	January 2013	SFP Holdings Co., Ltd., President (incumbent)
Board Meeting Attendance	April 2003	Samukawa Food Planning Co., Ltd., Director & Sales Division Manager	May 2020	SFP Dining Co., Ltd., Representative Director
17/17 (100%)	December 2003	Samukawa Food Planning Co., Ltd., Director & Development Division Manager	September 2021	CMD Inc., Director (incumbent)
	May 2011	Samukawa Food Planning Co., Ltd. (currently SFP Holdings Co., Ltd.), Director & Product Division Manager	January 2022	SFP Dining Co., Ltd., Director
			June 2025	FastWorks, inc., Director (incumbent） (Significant concurrent positions) CMD Inc., Director FastWorks, inc., Director

● Reasons for selection as a candidate for Director

Since joining Samukawa Food Planning Co., Ltd. (the Company’s predecessor), Mr. Sato has held positions in the Sales Department, Development Department, and Product Department, and since 2013 he has served as the Company’s Representative Director. Subsequently, he has led the Company Group’s management through rapid decision-making, efforts to build good relationships with stakeholders, and more, and has played an appropriate role in working to improve its corporate value. His service as a Company Group leader has been determined to be indispensable to the further growth of the Company Group, and therefore his continued appointment as Director is requested.

Candidate no. 2	Akihiro Kimura	(Born on December 2, 1970)		Reappointment

Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)

43,000…	November 1993	Joined Samukawa Food Planning Co., Ltd.	September 2021	Seconded to CMD Inc. President and Representative Director
	January 2010	Samukawa Food Planning Co., Ltd., Isomaru Business Division Manager	March 2025	CMD Inc., Director (incumbent)
Board Meeting Attendance	September 2016	SFP Dining Co., Ltd. (currently SFP Holdings Co., Ltd.), Product Development Department Manager	Same as above	SFP Holdings Co., Ltd., Managing Executive Officer, Responsible for the Management Department
13/13 (100%)	March 2019	SFP Holdings Co., Ltd., Product Division Manager & Product Development Department Manager	May 2025	Joh Smile Corporation, Director (incumbent)
			Same as above	SFP Holdings Co., Ltd., Managing Director (incumbent) (Significant concurrent positions) CMD Inc., Director Joh Smile Corporation, Director

● Reasons for selection as a candidate for Director

Since joining Samukawa Food Planning Co., Ltd. (the Company’s predecessor), Mr. Kimura has had experience en store operations in a wide range of businesses and has served as store manager, supervisor, department manager, and division manager. He was appointed as President and Representative Director of an affiliated company in September 2021, and was subsequently appointed as Managing Executive Officer of the Company in March 2025 and then as Managing Director of the Company in May of that year. He has extensive experience in store management and product development and has been with the Company for more than 30 years, over which time he has gained abundant knowledge about the Company’s management. He has been determined to be an appropriate person to help the Company improve its corporate value and achieve sustainable growth from the standpoint of both sales and product development, and therefore his continued appointment as Director is requested.

Candidate no. 3	Hiroshi Kato	(Born on January 19, 1965)		Reappointment

Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)

4,500…	August 1988	Joined Seiyo Food Systems Inc. (currently Compass Group Japan Inc.)	March 2018	SFP Holdings Co., Ltd., Sales Division Manager
	March 1996	Joined Ramla Co., Ltd.	March 2020	SFP Holdings Co., Ltd., Executive Officer & Business Management Division Manager
Board Meeting Attendance	June 1998	Joined Samukawa Food Planning Co., Ltd.	May 2020	SFP Holdings Co., Ltd., Director, Responsible for Business Management Department
17/17 (100%)	April 2014	SFP Dining Co., Ltd. (currently SFP Holdings Co., Ltd.), Sales Division, Toriyoshi Business Division Manager	January 2022	SFP Dining Co., Ltd., Representative Director (incumbent)
	March 2016	SFP Holdings Co., Ltd., Sales Division, Isomaru Business Division Manager	September 2023	SFP Holdings Co., Ltd., Director
	September 2016	SFP Operations Co., Ltd. (currently SFP Dining Co., Ltd.), Director	May 2025	SFP Holdings Co., Ltd., Managing Director (incumbent) (Significant concurrent positions) SFP Dining Co., Ltd. Representative Director

● Reasons for selection as a candidate for Director

Since joining Samukawa Food Planning Co., Ltd. (the Company’s predecessor), Mr. Kato has had experience in store operations in a wide range of businesses and has served as store manager, supervisor, department manager, division manager, and executive officer. He was appointed as a Director of the Company in May 2020, and was subsequently appointed as Representative Director of a subsidiary in January 2022 and then as Managing Director of the Company in May 2025. He has extensive experience in store management and has been with the Company for over 20 years, during which time he has gained extensive knowledge ranging from Company store operations to management. He has been determined to be an appropriate person to help the Company improve its corporate value and achieve sustainable growth from the standpoint of sales management, and therefore his continued appointment as Director is requested.

(Notes)	1.	There are no special interests between any of the candidates and the Company.

2.	Mr. Akihiro Kimura was appointed as Director at the 15th Annual General Meeting of Shareholders held on May 23, 2025.

3.	The Company has entered into an agreement for directors and officers liability insurance policy as prescribed in Article 430-3, Paragraph 1 of the Companies Act, with an insurance company, and this insurance policy covers any losses such as legal damages and litigation expenses to be borne by the insured. Any candidate who is appointed as Director will also be included among the insured under this policy. In addition, this policy is scheduled to be renewed under the same conditions at the next renewal.

Opinion of the Audit & Supervisory Committee Concerning Appointment of Directors

With regard to the appointment of Directors who are not Audit & Supervisory Committee Members, the Audit & Supervisory Committee confirmed and consulted with the Representative Director concerning the basic framework and approach and the candidate selection policy as pertains to the Company’s Board of Directors and Directors.

Consequently, the Audit & Supervisory Committee has concluded that there are no particular matters to be declared at the General Meeting of Shareholders pursuant to the provisions of the Companies Act with regard to the appointment of Directors who are not Audit & Supervisory Committee Members.

Proposal No. 3	Appointment of Three Directors Serving as Audit & Supervisory Committee Members

The terms of office of Directors Yukari Takami, Norihiro Kakita, and Yusuke Ishii, who also serve as Audit & Supervisory Committee Members, will expire at the conclusion of this meeting, and therefore the appointment of three new Directors who will also serve as Audit & Supervisory Committee Members is proposed.

The consent of the Audit & Supervisory Committee has been obtained with regard to this proposal.

The candidates for Director who will also serve as Audit & Supervisory Committee Members are as follows.

Candidate no.		Name	Current Position and Responsibilities in the Company	Number of Board Meetings Attended	Number of Audit & Supervisory Committee Meetings Attended
Reappointment
1	Outside	Yukari Takami	Director (Audit & Supervisory Committee Member)	17/17 (100%)	12/12 (100%)
Independent
Reappointment
2	Outside	Norihiro Kakita	Director (Audit & Supervisory Committee Member)	17/17 (100%)	12/12 (100%)
Independent

3	Reappointment	Yusuke Ishii	Director (Audit & Supervisory Committee Member)	17/17 (100%)	12/12 (100%)

Reappointment
Candidate no. 1	Yukari Takami	(Born on June 19, 1964)		Outside
Independent
Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)

― …	April 1988	Joined Recruit Co., Ltd. (currently Recruit Holdings Co., Ltd.)	June 2007	Kabushiki Kaisha Will Will, Representative Director (incumbent)
	October 2004	Seconded from Recruit Co., Ltd. to Nexway Co., Ltd.	January 2014	ItoKuro, Inc., Director & Management Division Manager
Board Meeting Attendance	April 2007	Joined ItoKuro, Inc.	February 2018	ItoKuro, Inc., Executive Fellow
17/17 (100%)	Same as above	ItoKuro, Inc., Personnel Strategy Department Manager	July 2021	ZUU Co., Ltd., Auditor
Audit & Supervisory Committee Meeting Attendance			May 2022	SFP Holdings Co., Ltd., Director (Audit & Supervisory Committee Member) (incumbent)
12/12 (100%)			June 2022

ZUU Co., Ltd., Outside Director (Audit & Supervisory Committee Member) (incumbent)

(Significant concurrent positions)

Kabushiki Kaisha Will Will, Representative Director

ZUU Co., Ltd., Outside Director (Audit & Supervisory Committee Member)

● Reasons for selection as a candidate for Outside Director also serving as Audit & Supervisory Committee Member, and expected roles

In addition to having abundant hands-on experience in overall Management Department operations (particularly ,n human resources), Ms. Takami also has experience as a manager and an auditor. For this reason, it is expected that she will contribute to strengthening the Company’s supervisory functions, as well as to furthering its sustainable growth and enhancing its medium- and long-term corporate value, and therefore her continued appointment is requested.

Reappointment
Candidate no. 2	Norihiro Kakita	(Born on March 2, 1978)		Outside
Independent
Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)
― …	October 2004	Registered as an attorney	April 2012	Keyakisougou Law Office, co-partner (incumbent)
	Same as above	Joined Ozawa & Akiyama	May 2024	SFP Holdings Co., Ltd., Director (Audit & Supervisory Committee Member) (incumbent)
Board Meeting Attendance	October 2007	Joined Kitamura & Hiraga	June 2024	Descente Ltd., Outside Auditor (Significant concurrent positions) Keyakisougou Law Office, co-partner
17/17 (100%)
Audit & Supervisory Committee Meeting Attendance
12/12 (100%)

● Reasons for selection as a candidate for Outside Director also serving as Audit & Supervisory Committee Member, and expected roles

Mr. Kakita has experience as an attorney serving a large number of listed companies and local governments as his clients and has knowledge of corporate legal affairs, for which reason he has been determined to be well qualified as a Director also serving as an Audit & Supervisory Committee Member at the Company (Outside Director). It should also be noted that although Mr. Kakita has not been involved in corporate management, for the reasons given above, he has been determined to be capable of suitably fulfilling the role of Outside Director, and therefore his continued appointment is requested.

Candidate no. 3	Yusuke Ishii	(Born on June 6, 1973)		Reappointment

Number of the Company’s shares Owned	Profile and position and responsibilities in the Company (significant concurrent positions)
― …	April 1998	Joined Luckland Co., Ltd.	March 2022	create restaurants holdings inc., Food Safety and Security Promotion Office Manager
Board Meeting Attendance	June 2002	Joined create restaurants holdings inc.	March 2024	create restaurants holdings inc., Audit & Supervisory Committee Office Manager
17/17 (100%)	Same as above	create restaurants holdings inc., Store Development Department	May 2024	SFP Holdings Co., Ltd., Director (Audit & Supervisory Committee Member) (incumbent)
Audit & Supervisory Committee Meeting Attendance	June 2014	create restaurants holdings inc., Internal Audit Team Leader & Internal Control Promotion Office Manager	Same as above

create restaurants holdings inc., Director (Audit & Supervisory Committee Member) (incumbent)

(Significant concurrent positions)

create restaurants holdings inc., Director (Audit & Supervisory Committee Member)

12/12 (100%)	April 2018	create restaurants holdings inc., Internal Audit Office Manager & Internal Control Promotion Office Manager
	June 2018	create restaurants holdings inc., Group Audit Office Manager & Internal Control Promotion Office Manager

●Reasons for selection as a candidate for Director also serving as Audit & Supervisory Committee Member

Mr. Ishii has served as department manager of Internal Audit Office, Internal Control Promotion Office, Food Safety and Security Promotion Office, and Audit & Supervisory Committee Office Manager at create restaurants holdings inc., the Company’s parent company, and currently he is serving as a Director of that same company (Audit & Supervisory Committee Member). Given his abundant operational experience there and his overall knowledge of audits, he has been determined to be capable of suitably performing the duties of a Director also serving as an Audit & Supervisory Committee Member at the Company, and therefore his continued appointment is requested.

(Notes)	1.	There are no special interests between any of the candidates and the Company.

2.	Ms. Yukari Takami and Mr. Norihiro Kakita are candidates for Outside Director.

3.	Ms. Yukari Takami is currently an Outside Director also serving as an Audit & Supervisory Committee Member of the Company, and both her tenure since being appointed as Outside Director and her tenure since being appointed as Director also serving as an Audit & Supervisory Committee Member will have been four years as of the close of this meeting.

4.	Mr. Norihiro Kakita is currently an Outside Director also serving as an Audit & Supervisory Committee Member of the Company, and both his tenure since being appointed as Outside Director and his tenure since being appointed as Director also serving as an Audit & Supervisory Committee Member will have been two years as of the close of this meeting.

5.	The Company has designated Ms. Yukari Takami and Mr. Norihiro Kakita as Independent Officers as defined in the provisions set forth by the Tokyo Stock Exchange, Inc., and has registered them with such exchange.

6.	Mr. Yusuke Ishii serves concurrently as a Director (Audit & Supervisory Committee Member) of create restaurants holdings inc., the Company’s parent company. His position and responsibilities at that company for the past ten years are set forth in “Profile and position and responsibilities in the Company (significant concurrent positions)”.

7.	The Company has entered into an agreement pursuant to its articles of incorporation with each of its Non-executive Directors which limits their liability for damages as prescribed in Article 423, Paragraph 1 of the Companies Act, and the maximum limit on the amount of liability under such agreement shall be the amount stipulated in applicable laws and regulations. If the appointments of the candidates are approved, the Company will execute agreements similar to the above with Ms. Yukari Takami, Mr. Norihiro Kakita, and Mr. Yusuke Ishii.

8.	The Company has entered into an agreement for directors and officers liability insurance policy as prescribed in Article 430-3, Paragraph 1 of the Companies Act, with an insurance company and this insurance policy covers any losses such as legal damages and litigation expenses to be borne by the insured. Any candidate who is appointed as Director will also be included among the insured under this policy. In addition, this policy is scheduled to be renewed under the same conditions at the next renewal.

End

Board of Directors Skills Matrix

The Company has defined a management structure for realizing its management philosophy and long-term vision, by organizing the areas in which its Directors are expected to perform their duties.

The Board of Directors will be composed as follows if the candidates set forth in the Convocation Notice are appointed as proposed.

Areas/Skills Particularly Expected of Directors
Name	Corporate Management Business Strategy	Product Development	Sales Store Development	Corporate Governance Legal Compliance	Personnel and Labor Human Resource Development	Finance and Accounting Financing M&A
Makoto Sato	○	○	○	○
Akihiro Kimura	○	○		○		○
Hiroshi Kato	○		○	○	○
Nobuaki Chonan	○			○		○
Yukari Takami	○			○	○
Norihiro Kakita				○		○
Yusuke Ishii			○	○		○

For Reference

(1)	Policies and Procedures Regarding the Appointment of Directors

For its Director candidates, the Company selects persons with extensive experience and knowledge who demonstrate outstanding character (regardless of whether or not they have experience in the food and beverage business), making its recommendations not only from within the organization but also from outside, while for its Outside Director candidates, the Company selects persons with abundant management experience and knowledge of business operations at other companies, as well as a wealth of experience and expertise in specialized fields such as legal affairs and accounting, and these appointments are ultimately decided by the Board of Directors after thorough discussions. Please note that the appointment of Director candidates who will also serve as Audit & Supervisory Committee Members requires the consent of the Audit & Supervisory Committee, in accordance with Article 344-2, Paragraph 1 of the Companies Act.

(2)	Criteria for Evaluating the Independence of Outside Directors

The Company determines the independence of its Outside Directors by taking into consideration the requirements for Outside Directors under the Companies Act and the independence criteria stipulated by the Tokyo Stock Exchange. In addition, candidates for Independent Outside Director are selected from among persons with abundant management experience and knowledge of business operations at other companies, as well as a wealth of experience and expertise in specialized fields such as legal affairs and accounting, and who can be expected to contribute frank, active and constructive discussions at Board of Directors meetings through thorough discussions.

-37-